Filed Pursuant to Rule 424(b)(3)

File No. 333-156450

Prospectus Supplement No. 3

(to prospectus dated December 31, 2008, as supplemented on January 12, 2009 and February 4, 2009)

3,710,825 SHARES

COMMON STOCK

This prospectus supplement supplements information contained in the prospectus dated December 31, 2008 as supplemented on January 12, 2009 and February 4, 2009, referred to as the “prospectus,” relating to the resale by selling security holders of up to 3,710,825 shares of our common stock, $.0001 par value, issuable upon the exercise of warrants issued in connection with a financing transaction in June 2008. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The statements contained in this prospectus supplement are deemed to be made throughout the prospectus and shall modify or supersede any conflicting statements contained in the prospectus, in each case to the extent applicable.

Investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus for a discussion of risks that you should consider prior to investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is March 5, 2009.

Change in Independent Registered Public Accountant

In February, 2009, the practice of Lazar Levine & Felix, LLP, referred to as Lazar, which was engaged as our independent registered public accounting firm, was acquired by Parente Randolph, LLC, referred to as Parente, and the professional staff and partners of Lazar joined Parente either as employees or principals of Parente. As a result of this transaction, Lazar resigned as our independent registered public accounting firm on February 18, 2009. On February 19, 2009, following the resignation of Lazar, through and with the approval of the audit committee of our board of directors, we engaged Parente as our independent registered public accounting firm.

Prior to engaging Parente, we did not consult with Parente regarding (i) the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Parente on our financial statements, and Parente did not provide any written or oral advice that we considered an important factor in reaching a decision as to any such accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as that term is described in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K), or a reportable event (as that term is described in Item 304(a)(1)(v) of Regulation S-K).

The report of independent registered public accounting firm of Lazar regarding our financial statements for the fiscal years ended December 31, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2008 and 2007, and during the interim period from the end of the most recently completed fiscal year through February 18, 2009, the date of resignation, there were no disagreements with Lazar on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Lazar, would have caused it to make reference to such disagreement in its reports.

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